Exhibit 11(a)

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity Cash Reserves, of our report dated December 23, 1996 on the financial statements and financial highlights included in the November 30, 1996 Annual Report to Shareholders of Fidelity Cash Reserves.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Fidelity Cash Reserves' Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
January 13, 1997